Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A Common Stock of Verra Mobility Corporation (f/k/a Gores Holdings II, Inc.) beneficially owned by each of them of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 26th day of October 2018.

GORES SPONSOR II, LLC

By:	/s/ Alec Gores
Name: Alec Gores
Title: President

AEG HOLDINGS, LLC

By:	/s/ Alec Gores
Name: Alec Gores
Title: Managing Member

ALEC GORES

/s/ Alec Gores